1400 Union Meeting Road
Blue Bell, PA 19422
Phone:   215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Yanis Bibelnieks for C&D: 718-499-6516

                      C&D TECHNOLOGIES REPORTS EARNINGS FOR
                              FIRST QUARTER FY 2004

          BLUE BELL, PA, May 27, 2003 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced net income for its first quarter ending April 30, 2003 of $2,822,000 or 11 cents per share compared to $4,124,000 or 16 cents per share in the prior year's first quarter. Sales for the first quarter were $77,368,000 compared to the prior year's first quarter of $84,062,000.

          "We're pleased that despite beginning the quarter with a weak February coupled with continued weakness in our major markets, we operated profitably, generated positive cash flow, reduced debt and repurchased company shares while increasing the backlog modestly," said Wade H. Roberts, Jr., the company's president and chief executive officer. "As for the quarter ending July 31, given the last two months of the first quarter and the tempo thus far of the month of May, we anticipate a double-digit percentage increase in our earnings, compared to those of the first quarter. Assuming the last three months' (March, April and May to date) sales trend continues, due to our operating leverage, we would expect a solid flow through of (incremental) profit per sales dollar," Mr. Roberts stated.

          C&D Technologies' fiscal 2004 first quarter operating results from its reporting segments were as follows:

          Powercom - Sales fell 13% to $31,860,000, compared with $36,488,000 in last year's first quarter primarily due to lower telecommunications sales. Operating income in the quarter decreased 32% to $4,078,000 from $6,004,000 in the first quarter of fiscal 2003.

          Dynasty - Sales increased 12% in the quarter to $23,592,000 from $21,056,000 in the prior year. This increase was primarily due to an increase in uninterruptible power supply sales partially offset by sales to the cable market. Operating income for the segment increased 45% to $3,471,000 in the first quarter of fiscal 2004, compared with $2,392,000 in the prior year.

          Motive Power - Sales decreased 6% in the first quarter to $12,880,000 from $13,675,000 in the prior year's first quarter. The business had an operating loss of $1,544,000 in the first quarter compared to an operating loss of $1,057,000 in the prior year's comparable quarter.

          Power Electronics - Sales decreased 30% in the quarter to $9,036,000 from $12,843,000 last year. The revenue decrease was due primarily to a decline in DC to DC converter sales. The business had an operating loss of $594,000 in the quarter compared to operating income of $136,000 in the prior year's first quarter.

          This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and
          Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2003, could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.



                                    # # # # #

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except for per share data)
                                   (Unaudited)



                                               Three months ended
                                                    April 30,
Summary of earnings                          2003               2002
                                             ----               ----

Net sales                                  $77,368            $84,062

Gross profit                                16,992             18,646

Selling, general and
  administrative expenses                    9,170              8,809

Research and development
  expenses                                   2,411              2,362

Operating income                             5,411              7,475

Income before income taxes
  and minority interest                      4,695              6,297

Net income before minority
  interest                                   2,958              3,967

Net income                                   2,822              4,124

Basic earnings per share                      0.11               0.16

Diluted earnings per share                    0.11               0.16

Weighted average shares
  outstanding:
        Basic                               25,650             25,971
        Diluted                             25,760             26,273



Other financial data

Operating cash flow                         $7,219            $17,994
Depreciation and amortization                5,812              6,252

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL INFORMATION (CONT.)
                             (Dollars in thousands)
                                   (Unaudited)


             Selected Balance               April 30,             January 31,
             Sheet data                       2003                   2003
             ----------                       ----                   ----

             Total cash                     $  8,101              $  12,966

             Total assets                    374,891                382,156

             Total debt                       30,600                 39,919

             Total equity                    258,460                258,274